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                                                                  EXHIBIT (3)(i)

                    SECOND AMENDED ARTICLES OF INCORPORATION
                                       OF
                         FIFTH THIRD BANCORP, AS AMENDED

FIRST:          The name of the corporation shall be FIFTH THIRD BANCORP.

SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is the City of Cincinnati, County of Hamilton.

THIRD: The purpose for which the corporation is formed is to engage in any and/or all lawful acts or activities for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, as amended.

FOURTH: (A) The total authorized number of shares of the corporation is One Billion Three Hundred Million Five Hundred Thousand (1,300,000,00) shares, which shall be classified as follows:

                        1) One Billion Three Hundred Million (1,300,000,000) shares of common stock, without par value. Each share of common stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders for their vote, consent, waiver, release or other action, subject to the provisions of the law with respect to cumulative voting.

                        2) Five Hundred Thousand (500,000) shares of preferred stock, without par value.

         (a) Series D Perpetual Preferred Stock. Seven-Thousand Two-Hundred Fifty (7,250) shares of the preferred stock of the corporation shall be designated "Series D Perpetual Preferred Stock" and shall have the rights, preferences and entitlements that follow:

                1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series D Perpetual Preferred Stock (the "Series D Preferred Stock"), which shall be a closed series consisting of 7,250 shares of cumulative perpetual convertible preferred stock. The number of authorized shares of the Series D Preferred Stock may not be increased or decreased. Each share of the Series D Preferred Stock shall have a stated value of $1,000 per share (the "Series D Stated Value").

                2. DIVIDENDS.


                        (i) Entitlement. The holders of the Series D Preferred Stock shall be entitled to receive, as and when declared payable by the Board of Directors from funds of the corporation legally available for the payment thereof, cumulative preferred dividends in lawful money of the United States of America at the applicable rate fixed and determined as herein authorized, and no more, payable quarterly on the last day of each March, June, September, and December (the "Series D Dividend Payment Dates") in each year with respect to the quarterly period beginning on the first day of each calendar quarter and ending on each such respective payment date (the "Series D Dividend Period") to shareholders of record on a date, to be fixed by the Board of Directors, not exceeding forty (40) days preceding each Series D Dividend Payment



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Date. Accumulations of dividends shall not bear interest. The initial dividend payment for Series D Preferred Stock will accrue from the date such series is issued and will be payable on the First Series D Dividend Payment Date following such date. The annual rate of preferred dividends on each share of Series D Preferred Stock shall be the product of the applicable Series D Dividend Rate (as hereinafter described) and the Series D Stated Value, payable in quarterly installments, provided, however, that if any change in the Series D Dividend Rate shall occur, the dividends payable for that part of the Series D Dividend Period occurring prior to such change shall be payable on the basis of the Series D Dividend Rate in effect prior to such change and the dividends payable for that part of the Series D Dividend Period from and after such change shall be payable on the basis of the Series D Dividend Rate then becoming effective and such determination shall be made on the basis of a thirty (30) day month and a three hundred and sixty (360) day year.

                         (ii) Series D Dividend Rate. The rate of preferred
dividends per share of the Series D Preferred Stock per annum based on the Series D Stated Value (the "Series D Dividend Rate") shall be eight percent (8%).

                         (iii) Cumulative and Perpetual. All dividends payable
on account of the Series D Preferred Stock shall be cumulative and shall be paid, from funds of the corporation legally available for the payment thereof, so long as any shares of the Series D Preferred Stock are outstanding.

                         (iv) Restrictions on Dividend Payments. All shares of
Common Stock and each series of Preferred Stock shall rank junior to the Series D Preferred Stock as to dividends. So long as any shares of the Series D Preferred Stock remain outstanding, no dividend shall be paid or declared, or declared and set apart for payment, or other distribution made, on the shares of any class of stock ranking, as to dividend rights, junior to the Series D Preferred Stock, nor shall any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, junior to, or on a parity with, the Series D Preferred Stock, be purchased, redeemed or otherwise acquired for value by the corporation, unless all dividends, at the applicable rate, on the Series D Preferred Stock shall have been declared and paid, or declared and set apart for payment, for all past Series D Dividend Periods ending immediately prior to the date on which such dividend, distribution, purchase, redemption or acquisition is to occur and the then current Series D Dividend Period; provided, however, that the foregoing restrictions shall not apply (a) to the declaration and payment, on shares ranking junior to the Series D Preferred Stock as to dividend rights, of dividends payable solely in shares of stock of any class of shares ranking junior to the Series D Preferred Stock as to dividend rights, or
(b) to the acquisition of any shares ranking junior to, or on a parity with, the Series D Preferred Stock as to dividend rights through application of the proceeds of the issue and sale of any class of any shares ranking junior to, or on a parity with, the Series D Preferred Stock as to dividend rights sold at or about the time of such acquisition. No dividends shall be paid or declared, or declared and set apart for payment, or other distribution made on any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, on a parity with the Series D Preferred Stock for any dividend period unless, at the same time, a like proportion of dividends for the same or similar dividend period, ratably in proportion to the respective annual dividend rate fixed therefor, shall be paid or declared, or declared and set apart for payment, on all shares of Series D Preferred Stock.



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                  3. STATUS OF REACQUIRED SHARES. The corporation shall retire any of the shares of the Series D Preferred Stock that are converted into shares of Common Stock pursuant to Paragraph (2)(a)5., or that it repurchases or otherwise acquires, and such shares shall not be reissued as shares of Series D Preferred Stock but shall revert to authorized but unissued shares of Preferred Stock and may be reissued as shares of a different series of Preferred Stock in any future designation by the Board of Directors.

                  4. RESTRICTION ON ISSUANCE OF ADDITIONAL PREFERRED STOCK. So long as any shares of the Series D Preferred Stock are outstanding, the corporation shall not issue any securities ranking senior to, or on a parity with, the Series D Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding up of the corporation, without the prior approval of the holders of a majority of the Series D Preferred Stock.

                  5. CONVERSION.

                         (i) Right of Conversion. Subject to the provisions for
adjustment set forth herein, each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, in the manner hereinafter provided, into fully paid and nonassessable shares of Common Stock at the conversion price, determined as herein provided, in effect on the date of conversion, each share of Series D Preferred Stock being credited at its Series D Stated Value. The price at which shares of Common Stock shall be delivered upon conversion of shares of Series D Preferred Stock (the "Series D Conversion Price") shall be initially $23.5399 per share of Common Stock. The Series D Conversion Price shall be adjusted in certain instances as provided in Paragraph
(2)(a)5.(iii) below.

                         (ii) Procedure for Conversion. Any holder of shares of
Series D Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates for the shares of Series D Preferred Stock being converted, duly endorsed in blank or duly endorsed or assigned to the corporation, at the principal office of the corporation or at a bank or trust company appointed by the corporation for that purpose, accompanied by a written notice of conversion specifying the number of shares of Series D Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issue of shares of Common Stock in such name or names. If less than all of the shares of Series D Preferred Stock represented by a certificate are to be converted by a holder, the corporation, upon such conversion, shall issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates for the shares of Series D Preferred Stock not so converted. The holders of shares of Series D Preferred Stock at the close of business on the record date fixed for a Series D Dividend Payment Date shall be entitled to receive the dividend payable on such shares of Series D Preferred Stock on the corresponding Series D Dividend Payment Date notwithstanding the subsequent conversion thereof or the corporation's default in payment of the dividend due on such Series D Dividend Payment Date. However, shares of Series D Preferred Stock surrendered for conversion during the period from the close of business on any record date fixed for a Series D Dividend Payment Date for the Series D Preferred Stock to the opening of business on the corresponding Series D Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares of Series D Preferred Stock on such Series D Dividend Payment Date. A holder of shares of Series D Preferred Stock on a record date fixed for a Series D Dividend Payment Date





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who (or whose transferee) converts shares of Series D Preferred Stock on a
Series D Dividend Payment Date will receive the dividend payable on such shares of Series D Preferred Stock by the corporation on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series D Preferred Stock for conversion. Except as provided above, no payment or adjustment will be made on account of unpaid dividends upon the conversion of Series D Preferred Stock.

         As promptly as practicable after the surrender of certificates for shares of Series D Preferred Stock as aforesaid, the corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Paragraph (2)(a)5., and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be promptly settled as provided in Paragraph (2)(a)5.(vi).

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series D Preferred Stock shall have been surrendered and such notice received by the corporation as aforesaid; the shares of Series D Preferred Stock so surrendered for conversion shall no longer be deemed to be outstanding and all rights with respect to such shares of Series D Preferred Stock shall cease, except the right of the holders thereof to receive full shares of Common Stock in exchange therefor, payment of dividends as provided in the first paragraph of this Paragraph (2)(a)5.(ii) and payment for any fractional shares; and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date. All shares of Common Stock delivered upon conversions of the Series D Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

                         (iii) Adjustments of the Series D Conversion Price.

                                 (A)      The Series D Conversion Price shall
be adjusted from time to time as follows:

                                          (1)   In case the corporation shall
pay or make a dividend or other distribution on any class of capital stock of the corporation in shares of Common Stock, the Series D Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Series D Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

                                           (2)  In case the corporation shall
issue rights or warrants entitling any person to subscribe for or purchase Common Stock at a price per share less than the current market price per share (determined as provided in Paragraph (2)(a)5.(iii)(B) herein) of the Common Stock on the date fixed for the determination of the persons entitled to receive such rights or warrants, the Series D Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by




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multiplying such Series D Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. Notwithstanding the foregoing, in the event that the corporation shall distribute or shall have distributed any rights or warrants to acquire capital stock ("Rights") pursuant to this Paragraph (2)(a)5.(iii)(A)(2), the distribution of separate certificates representing the Rights subsequent to their initial distribution (whether or not the initial distribution of the Rights shall have occurred prior to the date of the issuance of the Series D Preferred Stock) shall be deemed to be the distribution of the Rights for purposes of this Paragraph (2)(a)5.(iii)(A)(2); provided that the corporation may, in lieu of making any adjustment pursuant to this Paragraph
(2)(a)5.(iii)(A)(2) upon a distribution of separate certificates representing the Rights, make proper provision so that each holder of Series D Preferred Stock who converts such Series D Preferred Stock (or any portion thereof) (A) before the record date for such distribution of separate certificates shall be entitled to receive upon conversion shares of Common Stock issued with Rights and (B) after such record date and prior to the expiration, redemption or termination of the Rights shall be entitled to receive upon conversion, in addition to the shares of Common Stock issuable upon conversion, the same number of Rights as would a holder of the number of shares of Common Stock that such Series D Preferred Stock so converted would have entitled the holder thereof to purchase in accordance with the terms and provisions applicable to the Rights if such Series D Preferred Stock were converted immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment required under this Paragraph (2)(a)5.(iii)(A)(2).

                                           (3)  In case the corporation shall,
by dividend or otherwise, distribute to any holder of the corporation's securities evidences of indebtedness or assets (including securities, but excluding any rights or warrants referred to in Paragraph (2)(a)5.(iii)(A)(2), any dividend or distribution paid in cash out of the surplus of the corporation and any dividend or distribution referred to in Paragraph (2)(a)5.(iii)(A)(1) herein), the Series D Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Series D Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Paragraph (2)(a)5.(iii)(B) herein) of the Common Stock on the date fixed for such determination, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed allocable to one share of Common Stock, and the denominator shall be such current market price per share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

                                           (4)  In case the outstanding shares
of Common Stock shall be subdivided into a greater number of shares, the Series D Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes





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effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares, the Series D Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                                           (5)  The reclassification of Common
Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Paragraph (2)(a)5.(iii)(E) applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of Paragraph (2)(a)5.(iii)(A)(3), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective," within the meaning of Paragraph
(2)(a)5.(iii)(A)(4).

                                 (B)      For the purpose of any computation
under Paragraph (2)(a)5.(iii)(A)(2) and Paragraph (2)(a)5.(iii)(A)(3), the current market price per share of Common Stock on any day shall be deemed to be the average of the average high and low sales price per share for the Common Stock, as reported on the Nasdaq National Market or such national securities exchange on which the Common Stock is primarily traded at the time of such computation, for thirty (30) consecutive trading days immediately preceding the day in question.

                                (C)       Notwithstanding the provisions of
Paragraph (2)(a)5.(iii)(A) above, no adjustment in the Series D Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Paragraph (2)(a)5.(iii)(C)) would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Paragraph (2)(a)5.(iii)(C) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph (2)(a)5.(iii) shall be made to the nearest cent.

                                 (D)      The corporation may make such
reductions in the Series D Conversion Price, in addition to those required by this Paragraph (2)(a)5.(iii), as it considers to be advisable in order to avoid or diminish any income tax to any holder of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons.

                                 (E)      In case the Corporation shall effect
any capital reorganization of the Common Stock (other than a subdivision, combination, capital reorganization or reclassification provided for in Paragraph (2)(a)5.(iii)(A)) or shall consolidate, merge or engage in a statutory share exchange with or into any other corporation (other than a consolidation, merger or share exchange in which the corporation is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger




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is to remain outstanding immediately after such consolidation or merger) or shall sell or transfer all or substantially all its assets to any other corporation, lawful provision shall be made as a part of the terms of such transaction whereby the holders of Series D Preferred Stock shall receive upon conversion thereof, in lieu of each share of Common Stock which would have been issuable upon conversion of such stock if converted immediately prior to the consummation of such transaction, the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each share of Common Stock outstanding at the effective time of such transaction, subject to subsequent adjustments for subsequent stock dividends and distributions, subdivisions or combination of shares, capital reorganization, reclassifications, consolidations, mergers or share exchanges, as nearly equivalent as possible to the adjustments provided for in this Paragraph (2)(a)5.(iii).

                                 (F)      Whenever the Series D Conversion
Price is adjusted as herein provided, a notice stating that the Series D Conversion Price has been adjusted and setting forth the adjusted Series D Conversion Price shall, as soon as practicable, be mailed to the holders of record of outstanding shares of Series D Preferred Stock.

                                 (G)      In case:

                                           (1)  the corporation shall declare a
dividend or other distribution on the Common Stock otherwise than in cash out of its surplus;

                                           (2)  the corporation shall authorize
the granting to the holders of the Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

                                           (3)  of any reclassification of the
Common Stock (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the corporation is a party and for which approval of any shareholders of the corporation is required, or of the sale or transfer of all or substantially all the assets of the corporation; or

                                           (4)  of the voluntary or involuntary
liquidation, dissolution or winding up of the Corporation;

then the corporation shall cause to be mailed to the holders of record of the outstanding shares of Series D Preferred Stock, at least twenty (20) days (or ten (10) days in any case specified in Paragraph (2)(a)5.(iii)(G)(1) or Paragraph (2)(a)5.(iii)(G)(2) above) prior to the applicable record or effective date hereinafter specified, a notice stating (a) the date as of which the holders of record of shares of Common Stock to be entitled to such dividend, distribution, rights or warrants is to be determined, or (b) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, liquidation, dissolution or winding up. Such notice shall also state whether such transaction will result in any adjustment in the Series D Conversion Price applicable to the Series D Preferred Stock and, if so, shall state what the adjusted Series D Conversion Price will be and when it will become effective. Neither



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the failure to give the notice required by this Paragraph (2)(a)5.(iii)(G), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of the proceedings described in Paragraph
(2)(a)5.(iii)(G)(1) through Paragraph (2)(a)5.(iii)(G)(4).

                        (iv) Reservation of Shares Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of issuance upon conversion of Series D Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series D Preferred Stock then outstanding and shall take all action necessary so that shares of Common Stock so issued will be validly issued, fully paid and nonassessable.

                        (v) Allocation of Costs. The corporation will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of Series D Preferred Stock. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the corporation the amount of any such tax or has established to the satisfaction of the corporation that such tax has been paid.

                        (vi) Payment in Lieu of Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of Series D Preferred Stock. If any such conversion would otherwise require the issuance of such a fractional share, an amount equal to such fraction multiplied by the average of the average high and low sales price per share for the Common Stock, as reported on the Nasdaq National Market or such national securities exchange on which the Common Stock is primarily traded at the time of such computation, for thirty (30) consecutive trading days immediately preceding the date of conversion, shall be paid to the holder in cash by the corporation.

                        (vii) Approval of Conversion. Conversion of shares of the Series D Preferred Stock held of record by Thomas D. Flanagan may be converted into shares of Common Stock pursuant to this Paragraph (2)(a)5 only if the conversion has received the prior approval of the Board of Governors of the Federal Reserve System or, where permitted to be approved by a Federal Reserve Bank, the prior approval of the appropriate Federal Reserve Bank, unless at the time of such redemption, such prior approval shall not be required under applicable laws, rules or regulations, or order of said Board of Governors.

                  6. LIQUIDATION PREFERENCE. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, each holder of the Series D Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to shareholders, after payment in full of all amounts owing to the holders of all shares of all classes or series of stock having rights senior to the Series D Preferred Stock upon the liquidation, dissolution or winding up of the corporation, an amount per share equal to, but no more than, the Series D Stated Value per share of each share of Series D Preferred Stock held by such holder, including all accrued and unpaid dividends, whether or not declared, to and including the date of the voluntary or involuntary liquidation, dissolution or winding up of the corporation. Until payment to the holders of the Series D Preferred Stock of all amounts owing as aforesaid, or until money or other assets sufficient for such payment shall have been set apart from its other funds and assets for payment by the corporation, for the account of such holders, so as to be and continue to be available for payment to such holders, no payment or distribution upon such liquidation, dissolution or winding up shall be made to holders of shares ranking junior to, or on a parity with, the Series D Preferred Stock as to rights upon the liquidation, dissolution or winding up of the corporation. The Common Stock and each series of Preferred Stock shall be junior to the Series D Preferred Stock as to rights upon the liquidation, dissolution or liquidation or winding up of the corporation, except that the Series E Preferred Stock shall be on a parity with the Series D Preferred Stock with respect to the right to receive payment or distribution upon the liquidation, dissolution or liquidation or winding up of the corporation. If upon any such liquidation, dissolution or winding up, the assets of the corporation available for payment and distribution to shareholders are insufficient to make payment in full, as hereinabove provided, to the holders of the Series D Preferred Stock and the holders of all other shares of Preferred Stock which rank on a parity with the Series D Preferred Stock as to rights upon the liquidation, dissolution or winding up of the corporation, payment shall be made to such holders ratably in accordance with the liquidation value of shares held by them, respectively.

         Neither a consolidation nor merger of the corporation with or into any other corporation, nor a merger of any other corporation into the corporation, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the corporation, nor the sale or transfer of properties of the corporation substantially as an entirety, shall be construed to be a liquidation, dissolution or winding up of the corporation within the meaning of the foregoing provisions.

                  7. BUSINESS COMBINATIONS AND OTHER TRANSACTIONS. The Corporation shall not effect a merger, consolidation, reorganization, recapitalization or similar transaction or an exchange of securities with another party unless, following such merger, consolidation, reorganization, recapitalization, similar transaction or exchange of securities, (i) the Series D Preferred Stock will remain issued and outstanding, or (ii) provision shall have been made for the issuance to the holders of the Series D Preferred Stock of another series of preferred stock with powers, preferences and special rights substantially identical to those of the Series D Preferred Stock.

                  8. VOTING OF SERIES D PREFERRED STOCK. The holders of the Series D Preferred Stock shall have no right to vote upon any matter except as shall be affirmatively provided in the Ohio General Corporation Law.

         (b) Series E Perpetual Preferred Stock. Two-Thousand shares of preferred stock of the corporation shall be designated "Series E Perpetual Preferred Stock" and shall have the rights, preferences and entitlements that follow:

                  1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series E Perpetual Preferred Stock (the "Series E Preferred Stock"), which shall be a closed series consisting of 2,000 shares of cumulative perpetual preferred stock. The number of authorized shares of Series E Preferred Stock may not be increased or decreased. Each share of the Series E Preferred Stock shall have a stated value of $1,000 per share (the "Series E Stated Value").

                  2. DIVIDENDS.




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                         (i)  Entitlement. The holders of Series E Preferred
Stock shall be entitled to receive, as and when declared payable by the Board of Directors from funds of the corporation legally available for the payment thereof, cumulative preferred dividends in lawful money of the United States of America at the applicable rate fixed and determined as herein authorized, and no more, payable quarterly on the last day of each March, June, September, and December (the "Series E Dividend Payment Dates") in each year with respect to the quarterly period beginning on the first day of each calendar quarter and ending on each such respective payment date (the "Series E Dividend Period") to shareholders of record on a date, to be fixed by the Board of Directors, not exceeding forty (40) days preceding each Series E Dividend Payment Date. Accumulations of dividends shall not bear interest. The initial dividend payment for Series E Preferred Stock will accrue from the date such series is issued and will be payable on the first Series E Dividend Payment Date following such date. The annual rate of preferred dividends on each share of Series E Preferred Stock shall be the product of the applicable Series E Dividend Rate (as hereinafter described) and the Series E Stated Value, payable in quarterly installments, provided, however, that if any change in the Series E Dividend Rate shall occur the dividends payable for that part of the Series E Dividend Period occurring prior to such change shall be payable on the basis of the Series E Dividend Rate in effect prior to such change and the dividends payable for that part of the Series E Dividend Period from and after such change shall be payable on the basis of the Series E Dividend Rate then becoming effective and such determination shall be made on the basis of a thirty (30) day month and a three hundred and sixty (360) day year.

                         (ii)  Series E Dividend Rate. The rate of preferred
dividends per share of the Series E Preferred Stock per annum based on the Series E Stated Value (the "Series E Dividend Rate") shall be eight percent (8%).

                         (iii) Cumulative and Perpetual. Dividends payable on
account of the Series E Preferred Stock shall be cumulative and shall be paid, from funds of the corporation legally available for the payment thereof, so long as any shares of the Series E Preferred Stock are outstanding.

                         (iv)  Restrictions on Dividend Payments. All shares of
the Common Stock and each series of Preferred Stock shall rank junior to the Series E Preferred Stock as to dividends, except that the Series D Preferred Stock shall rank senior to the Series E Preferred Stock as to dividends.

         So long as any shares of the Series E Preferred Stock remain outstanding, no dividend shall be paid or declared, or declared and set apart for payment, or other distribution made, on the shares of any class of stock ranking, as to dividend rights, junior to the Series E Preferred Stock, nor shall any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, junior to, or on a parity with, the Series E Preferred Stock, be purchased, redeemed or otherwise acquired for value by the corporation, unless dividends on the Series E Preferred Stock shall have been declared and paid, or declared and set apart for payment, for all past Series E Dividend Periods ending immediately prior to the date on which such dividend, distribution, purchase, redemption or acquisition is to occur and the then current Series E Dividend Period; provided, however, that the foregoing restrictions shall not apply (a) to the declaration and payment, on shares ranking junior to the Series E Preferred Stock as to dividend rights, of dividends payable solely in shares of stock of any class of shares ranking junior to the Series E Preferred Stock as to dividend rights or, (b) to the acquisition of any shares ranking junior to, or on a parity with, the Series E Preferred Stock as to dividend rights through application of the proceeds of the issue and sale of any class of any shares ranking junior to, or on a parity, with the Series E Preferred Stock as to dividend rights sold at or about the time of such acquisition. No dividends shall be paid or declared, or declared and set apart for payment, or other distribution made on any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, on a parity with the Series E Preferred Stock for any dividend period unless, at the same time, a like proportion of dividends for the same or similar dividend period, ratably in proportion to the respective annual dividend rate fixed therefor, shall be paid or declared, or declared and set apart for payment, on all shares of Series E Preferred Stock.

                  3. STATUS OF REACQUIRED SHARES. The corporation shall retire any of the shares of the Series E Preferred Stock that are converted into cash pursuant to Paragraph (2)(b)5., or that it repurchases or otherwise acquires, and such shares shall not be reissued as shares of Series E Preferred Stock but shall revert to authorized but unissued shares of Preferred Stock and may be reissued as shares of a different series of Preferred Stock in any future designation by the Board of Directors.

                  4. RESTRICTION ON ISSUANCE OF ADDITIONAL PREFERRED STOCK. So long as any shares of the Series E Preferred Stock are outstanding, the corporation shall not issue any securities ranking senior to, or on a parity with, the Series E Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding up of the corporation without the prior approval of the holders of a majority of the Series E Preferred Stock.

                  5. CHANGE OF CONTROL. In the event of a Change of Control (as defined below) of the corporation that is not approved by the holders of a majority of the outstanding shares of the Series E Preferred Stock and upon the approval of the holders of a majority of the outstanding shares of Series E Preferred Stock, the shares of Series E Preferred Stock then outstanding shall convert into the right to receive a cash payment, effective as of the effective date of such Change of Control, (the "Change of Control Effective Date"), equal to the sum of (1) the value of the consideration exchanged or paid in connection with the Change of Control for such whole number of shares of Common Stock into which the shares of Series E Preferred Stock outstanding on the Change of Control Effective Date would be convertible if such shares were at the time shares of Series D Preferred Stock, and (2) the amount that would have been payable in lieu of fractional shares to a holder of such number of shares of Series D Preferred Stock upon conversion into Common Stock. For purposes of this Paragraph (2)(b)5. a "Change of Control" shall mean any merger, consolidation, reorganization, recapitalization or similar transaction, a tender offer by or exchange of securities with another party, or a combination of the foregoing, wherein another party or its affiliates shall acquire voting securities of the corporation which, together with voting securities already owned by such party or affiliates, exceeds 50% of the voting power of the corporation entitled to vote in the election of directors of the corporation. Any consideration paid in a Change of Control other than cash shall be valued for purposes of this Paragraph (2)(b)5. on the same basis that it was valued in good faith by the Board of Directors of the corporation in taking any action on or with respect to the Change of Control.

                  6. LIQUIDATION PREFERENCE. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, each holder of the Series E Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to shareholders, after payment in full of all amounts owing to the holders of all shares of all classes or series of stock having rights senior to the Series E Preferred Stock upon the liquidation, dissolution or winding up of the corporation, an amount per share equal to, but no more than, the Series E Stated Value per share of each share of Series E Preferred Stock, including all accrued and unpaid dividends whether or not declared, to and including the date of the voluntary or involuntary liquidation, dissolution or winding up of the corporation. Until payment to the holders of the Series E Preferred Stock of all amounts owing as aforesaid, or until money or other assets sufficient for such payment shall have been set apart from its other funds and assets for payment by the corporation, for the account of such holders, so as to be and continue to be available for payment to such holders, no payment or distribution upon such liquidation, dissolution or winding up shall be made to holders of shares ranking junior to, or on a parity with, the Series E Preferred Stock as to rights upon the liquidation, dissolution or winding up. The Common Stock and each series of Preferred Stock shall be junior to the Series E Preferred Stock as to rights upon the liquidation, dissolution or liquidation or winding up of the corporation, except that the Series D Preferred Stock shall be on a parity with the Series E Preferred Stock with respect to the right to receive payment or distribution upon the liquidation, dissolution or liquidation or winding up of the corporation. If upon any such liquidation, dissolution or winding up, the assets of the corporation available for payment and distribution to shareholders are insufficient to make payment in full, as hereinabove provided, to the holders of the Series E Preferred Stock and the holders of all other shares of Preferred Stock which rank on a parity with the Series E Preferred Stock as to rights upon the liquidation, dissolution or winding up of the corporation, payment shall be made to such holders ratably in accordance with the liquidation value of shares held by them, respectively.

         Neither a consolidation nor merger of the corporation with or into any other corporation, nor a merger of any other corporation into the corporation, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the corporation, nor the sale or transfer of properties of the corporation substantially as an entirety, shall be construed to be a liquidation, dissolution or winding up of the corporation within the meaning of the foregoing provisions.

                  7. BUSINESS COMBINATIONS AND OTHER TRANSACTIONS. The Corporation shall not effect a merger, consolidation, reorganization, recapitalization or similar transaction or an exchange of securities with another party unless, following such merger, consolidation, reorganization, recapitalization, similar transaction or exchange of securities, (i) the Series E Preferred Stock will remain issued and outstanding, (ii) provision shall have been made for the issuance to the holders of the Series E Preferred Stock of another series of preferred stock with powers, preferences and special rights substantially identical to those of the Series E Preferred Stock, or (iii) the holders of a majority of the outstanding shares of the Series E Preferred Stock shall have approved the conversion of the outstanding shares of Series E Preferred Stock into the right to receive a cash payment in accordance with Paragraph (2)(b)5.

                  8. VOTING OF SERIES E PREFERRED STOCK. The holders of the Series E Preferred Stock shall have no right to vote upon any matter except as shall be affirmatively provided in the Ohio General Corporation Law.

         (c) With respect to all other shares of preferred stock of the corporation:

                  1. Each share of the preferred stock shall entitle the holder thereof to no voting rights, except as otherwise required by law.

                  2. The dividend rights of the preferred stock shall be non-cumulative, except as otherwise provided by the Board of Directors.

                  3. The Board of Directors shall have the right to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury shares of the preferred stock and thereby fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements, conversion rights and restrictions on the issuance of such shares or any series thereof; provided however, except for the foregoing variations which the Board of Directors are authorized to fix or change, all of the express terms of different series of such shares be identical.

         Upon the adoption of any amendment pursuant to the foregoing authority, a certificate signed by the president or a vice president and by a secretary or an assistant secretary, containing a copy of the resolution adopting the amendment and a statement of the manner and basis or its adoption, shall be accompanied by the fees then required by law, before the corporation shall have the rights to issue any of such shares.

                               (B)   The Board of Directors may, from time to
time, determine the time when, the terms under which, and the considerations for which the corporation issues, disposes of, or receives subscriptions for its shares of any class or series thereof, including treasury shares. Payment for shares shall be made with money or other property of any description, or any interest therein, actually transferred to the corporation, or labor or services actually rendered to the corporation.

FIFTH:            The corporation, by its Board of Directors, may, subject to these Articles of Incorporation, purchase, repurchase, redeem or otherwise acquire the shares of any class issued by it, at such times and on such terms as they shall determine to be in the best interests of the corporation. All shares of the corporation purchased, redeemed or otherwise acquired, unless the Board of Directors or the laws of the State of Ohio specifically provide otherwise, shall be held as treasury shares. Provided, however, that this Article Fifth shall not create authority in the Board of Directors to cause an involuntary redemption of the shares of the common stock.

SIXTH:            The Board of Directors shall have the right, to the extent permitted by law: (i) to fix, determine and vary the amount of stated capital of the corporation; (ii) to determine whether any, and if any, what part of the surplus of the corporation, however created or arising, shall be used, disposed of or declared in dividends or paid to the stockholders; and (iii) without action by the stockholder, to use and apply the surplus of the corporation, or any part thereof, at any time or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness, or other securities of the corporation, to such extent of in such amount, in such manner and upon such terms as the Board of Directors shall determine expedient.

SEVENTH:          No holder of any share or shares of any class issued by the corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase (i) shares of any class issued by the corporation, now or hereafter authorized, (ii) securities of the corporation convertible into or exchangeable for shares of any class issued by the corporation, now or hereafter authorized, or (iii) securities of the corporation to which shall be attached or appertain any rights or options, whether by the terms of such securities or in the contracts, warrants or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options, entitling the holders thereof to subscribe for or purchase shares of any class issued by the corporation, now or hereafter authorized; it being the intent and is the effect of this Article Seventh to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the corporation, now or hereafter authorized.

EIGHTH:           These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.